As filed with the Securities and Exchange Commission on October 22, 1997 Registration Statement No. 333-36501

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                 Amendment No. 1
                                       to
                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                Tower Tech, Inc.
               (Exact name of registrant as specified in charter)

                 Oklahoma                               73-1210013
(State or Jurisdiction of incorporation or    (IRS Employer Identification No.)
               organization)

                  Charles D. Whitsitt, Chief Financial Officer
                                 Tower Tech, Inc
                        PO Box 1838, Chickasha, OK 73023
                 Telephone 405-222-2876, Facsimile 405-222-5777

          (Name and address, including zip code, and telephone number, including area code, of Registrant's principal executive
                         offices and agent for service)

                                   Copies to:
                              Armand Paliotta, Esq.
                             Hartzog Conger & Cason
             201 Robert S. Kerr, Suite 1600, Oklahoma City, OK 73102
                 Telephone 405-235-7000, Facsimile 405-235-7329

Approximate date of proposed sale to the public: As soon as possible after the Registration Statement becomes effective and from time to time thereafter.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. |X|

                         Calculation of Registration Fee

Title of each class of securities to be resgistered:        Common Stock
Amount to be registered:                                    3,040,966
Proposed maximum offering price per unit (1):               $8.1875
Proposed maximum aggregate offering price:                  $24,897,909
Amount of registration fee:                                 $7,545



   1. Based on the last sales price on September 23, 1997 as reported by NASDAQ, in accordance with Rule 457(c).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

                                TOWER TECH, INC.


                        3,039,966 Shares of Common Stock



         This Prospectus relates to the offering of up to 3,039,966 shares of Common Stock, par value $.001 per share, of Tower Tech, Inc., an Oklahoma corporation ("Tower Tech" or the "Company"), by the holders of such shares (the "Selling Stockholders"). Of such shares, 2,222,164 shares are currently issued and outstanding, 685,631 shares are issuable upon the conversion of the Company's 10% Convertible Subordinated Debentures, due June 30, 2000, (the "Subordinated Debentures") and 132,171 shares are issuable upon the exercise of Common Stock purchase warrants. Shares offered by the Selling Stockholders pursuant to this Prospectus may be offered from time to time in transactions on the over-the-counter market, in negotiated transactions and other methods of sale, at prevailing market prices and at negotiated prices. The Selling Stockholders may sell their shares directly and/or through agents, dealers and underwriters. The Company will not receive any proceeds from the sale of shares by the Selling Stockholders. Certain of the Selling Stockholders have agreed to pay a portion of the costs of this registration. See "SELLING STOCKHOLDERS" and "PLAN OF DISTRIBUTION".




     AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" at page 4.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATIO TO THE CONTRARY IS A CRIMINAL OFFENSE.



         The Common Stock is traded over-the-counter and quoted on the NASDAQ system under the symbol "TTMT". On October 20, 1997, the last sale price of the Common Stock as reported by NASDAQ was $8.00 per share. See "MARKET PRICE AND DIVIDEND POLICY".



                 The date of this Prospectus is October 24, 1997

                              AVAILABLE INFORMATION

         The Company is subject to the reporting and information requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information are available for inspection and copying at the public reference facilities maintained by the Commission at Judiciary Plaza Building, 450 Fifth Street, NW, Washington, D.C. 20549 and at the Chicago regional office of the Commission at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and the New York regional office of the Commission at 7 World Trade Center, New York, New York 10048. Copies of such materials are also available from the Public Reference Section of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates, and from the Commission's Web site at http://www.sec.gov.

         The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the shares of Common Stock offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference. The Company will provide without charge to each person who receives a Prospectus, upon written or oral request of such person, a copy of any of the information that is incorporated by reference into the Prospectus (excluding exhibits to information that is incorporated by reference unless such exhibits are specifically incorporated by reference). Any such request should be directed to the Secretary of the Company at the address shown below.

         The Company is an Oklahoma corporation formed on February 27, 1984. The Company's mailing address is P.O. Box 1838, Chickasha, Oklahoma 73023, and its telephone number is (405) 222-2876.

                                  RISK FACTORS

         An investment in the Common Stock being offered hereby involves a significant degree of risk. In addition to the other information set forth in this Prospectus, prospective investors should carefully consider the following factors in evaluating an investment in the Common Stock. Statements of the Company's or management's intentions, beliefs, anticipations, expectations or similar statements concerning future events contained in this Prospectus constitute "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. As with any future event, there can be no assurance that the events described in forward looking statements made in this Prospectus will occur or that the results of future events will not vary materially from those described herein. Important factors that could cause the Company's actual performance and operating results to differ materially from the forward looking statements include the factors discussed below as well as, in addition to others, changes in the general level of economic activity in markets served by the Company, competition in the cooling tower industry, the introduction of new products by competitors, delays and unforeseen problems in changing the Company's manufacturing and construction techniques, cost overruns on particular projects, the availability of sufficient capital and at costs consistent with expectations and the ability of the Company to implement its business plan.

Limited Experience With New Products and Production Methods

         Although the Company has been involved in the cooling tower industry since 1985, the Company has only been marketing the TTMT Series cooling tower since 1992. The Company introduced its modular concrete cooling tower to the market in the first quarter of 1995. Thus, the Company has a very limited history of manufacturing and marketing its products. In addition, the Company recently relocated its primary manufacturing facility and is redesigning its production methods. As a result, the Company's business is subject to all of the problems, expenses, delays and risks inherent in establishing a new business enterprise, including limited capital, delays in product development, possible cost overruns, uncertain market acceptance and the absence of an operating history. Therefore, there can be no assurance that the Company's business or products will be successful or that the Company will be able to maintain profitable operations.

History of Operating Losses

         Although the Company earned net income of $502,306 during 1996, the Company incurred losses from operations for the fiscal years ended November 30, 1995 and 1994 of $1,281,775 and $2,045,514, respectively, and its net losses during such periods were $1,607,872 and $2,191,337, respectively. Since 1994, the Company has experienced substantial revenue growth, but it has also encountered unanticipated problems and expenses associated with introducing new products to market. There can be no assurance that the Company will continue to operate profitably.

Lack of Capital Resources

         During the fiscal years ended November 30, 1996, 1995 and 1994, net cash used in the Company's operating activities was $3,423,804, $567,607 and $3,763,084, respectively. During these same periods, the Company used substantial cash in investing activities. The Company has relied upon cash from financing activities to fund the cash requirements of its operating activities and investing activities. The Company is seeking additional capital, and management believes that sufficient capital will be available to the Company from various sources to fund its anticipated capital requirements for the next four quarters. However, there can be no assurance that any such additional financing will be available to the Company if and when required, or on terms acceptable to the Company, or that such additional financing, if available, would not result in substantial dilution of the equity interests of stockholders or excessive financial leverage. The Company aggressively uses debt in its capital structure and may obtain additional debt. While financial leverage can increase the Company's return on equity, it also increases the risk presented to equity owners of the Company.

Product Design; Limited Number of Products

         The Company's products incorporate a number of innovative design features which management believes make the Company's products superior to most other cooling towers. There can be no assurance that this technology will ultimately prove to be superior to that existing in the marketplace, or that one or more competitors will not be able to develop cooling towers using alternative technology which would be comparable to the Company's products. The TTMT Series and modular concrete cooling towers are the Company's only products. The Company's success is therefore dependent upon its ability to profitably sell these products and on general market demand for cooling towers.

Patents and Proprietary Rights

         The Company holds patents for certain technology used in the TTMT Series and concrete cooling towers, and holds an exclusive license for patented technology covering the Rotary Spray Nozzle used in the cooling tower. The issuance of patents does not guarantee that the patented technology will be commercially successful. Furthermore, there can be no assurance that patents held or licensed by the Company would be upheld if the Company sought to enforce its patent rights against an infringer or that the Company would have sufficient resources to prosecute its rights. In addition, there can be no assurance that any particular aspect of the patented technology on which the cooling towers are based does not infringe on the patents of others.

General Risks of Business

         There can be no assurance that the Company's assessments regarding market size, potential market share, market competition, or a variety of other factors will prove to be correct. The Company's success depends upon many factors, including factors which may be beyond the control of the Company or which cannot be predicted at this time. These factors may include changes in the cooling tower industry, technological advances or product obsolescence, increased levels of competition such as the entry of additional competitors and increased success by existing competitors, changes in general economic conditions, and increases in operating costs. The demand for cooling towers is in part dependent upon the general level of building and construction activity. Should there be a stagnation or decline in the building and construction industry, then this could have a material adverse effect on the demand for cooling towers.

Risks of Large Fixed-Price Construction Contracts

         The Company introduced its modular concrete cooling tower to the market in the first quarter of 1995. Unlike the TTMT Series cooling tower, concrete cooling towers are constructed on site and most projects are undertaken on a fixed-price basis. An underestimate of the cost of performing any one contract or the inability to perform any one contract profitably for any other reason could materially and adversely affect the Company's revenues and earnings. The Company has incurred cost overruns on several concrete projects, although management expects that these problems will be corrected as the Company becomes more experienced with this relatively new product line. In addition, the contract price of a typical concrete cooling tower project is larger than the sales price of a typical TTMT Series cooling tower. Thus, in any period a substantial percentage of the Company's revenues may be derived from a small number of orders issued in connection with relatively large projects. This could lead to volatility in the Company's revenues and earnings from period to period. The delay or cancellation of one or more of such projects could also have a material adverse impact on the Company's revenues and earnings.


International License Fees and Royalties

     In addition to direct sales offices in Brazil, Belgium, and Singapore, the Company distributes products internationally through joint venture and licensing arrangements. In some cases, the Company charges an initial technology transfer fee when it enters into such an arrangement. Prospective investors should not consider these initial fees as a consistent source of revenue. In addition, prospective investors should recognize that the Company's foreign activities are subject to certain risks inherent with conducting international business, including greater risks in collecting trade accounts, unexpected changes in regulatory requirements and potential political and social unrest. There can be no assurance that these or similar factors will not have a material adverse effect on the Company's operating results or financial condition.



Management of Growth

         The Company's goal is to increase its sales and expand its business. Such expansion could place a significant strain on the Company's resources and require the Company to implement additional operating, manufacturing and financial controls, to improve coordination among research and development, manufacturing, marketing and finance functions, and to hire additional personnel. In addition, the Company could be required to install additional reporting and management information systems for order processing, production, monitoring, inventory control and financial reporting. There can be no assurance that the Company will be able to successfully manage any substantial expansion of its business, including attracting and retaining qualified personnel, and a failure to do so could have a material adverse effect on the Company's operating results.

Dependence on Key Employee

     The Company's success is dependent upon the continued services of Mr. Harold Curtis, its Chief Executive Officer. Mr. Curtis does not have an employment agreement with the Company. The loss of Mr. Curtis' services could have a material adverse effect on the Company.

Concentration of Voting Control

         Mr. Curtis and members of his family own more than 50 percent of the outstanding shares of Common Stock, and they are able to elect all of the directors of the Company. This concentration of control also means that Mr. Curtis and his family, either by themselves or through their ability to elect directors, will be able to shape the policies and procedures of the Company, to determine if and when any dividends are paid, and to determine the circumstances under which the Company may be sold or merged, along with other important corporate decisions.

Lack of Dividends

         The Company has not paid dividends on its Common Stock and does not anticipate paying dividends in the foreseeable future. The Company intends to retain all future earnings, if any, for use in its business.

Issuance of Preferred Stock

         The Company is authorized to issue up to 2,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock"). Shares of Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors without further action by stockholders, and may include voting rights, including the right to vote as a separate class on particular matters, preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions. Although no shares of Preferred Stock are currently outstanding, the Board of Directors has designated and issued shares of Preferred Stock in the past. The Company may designate other series of Preferred Stock in the future. The issuance of any such Preferred Stock could affect the rights of the holders of Common Stock, and therefore reduce the value of the Common Stock.

Price Volatility of Common Stock

         Since the Common Stock was initially offered to the public in November 1993, the market price of the Common Stock has ranged from $2 1/2 to $15 3/4 per share. Volatility in the market price reflects the Company's actual and expected operating performance, the limited volume of trading in the Common Stock, the actual and expected operating performance of the industry, and other factors affecting the stock market in general. The market price of the Common Stock may continue to be volatile. The trading market for the Common Stock could also be affected by the availability of additional securities for sale in the public market, including shares issuable upon the exercise or conversion of outstanding convertible securities and shares of Common Stock which are restricted from sale in the public market because they were issued in unregistered transactions. A substantial number of shares of restricted stock and shares issuable upon exercise or conversion of convertible securities are being offered for sale pursuant to this Prospectus.


                                 USE OF PROCEEDS


         Of the shares offered by the Selling Stockholders, 132,171 shares are issuable upon the exercise by certain of the Selling Stockholders of Common Stock purchase warrants having an aggregate exercise price of $929,996. Any proceeds received by the Company from the exercise of Common Stock purchase warrants will be used for general working capital purposes. Other than the amount, if any, which the Company may receive upon the exercise of such Common Stock purchase warrants, the Company will not realize any proceeds from the sale of shares in this offering. Certain of the Selling Stockholders have agreed to pay a portion of the costs of this registration. See "SELLING STOCKHOLDERS" and "PLAN OF DISTRIBUTION".

                              SELLING STOCKHOLDERS

         The following table sets forth the name of each Selling Stockholder and the number of shares of Common Stock beneficially owned by each Selling Stockholder. Except as otherwise indicated (i) no Selling Stockholder has, or within the past three years has had, any material relationship with the Company;
(ii) no Selling Stockholder will own more than one percent (1%) of the outstanding Common Stock after the offering of shares has been completed; (iii) all shares of stock owned by each Selling Stockholder will be offered for sale in this Offering; and (iv) no Selling Stockholder will beneficially own any shares of the Company after the offering. The ownership information below is based solely upon information furnished to the Company by the respective Selling Stockholders.




                                                      Shares of
                                                      Common Stock   Shares of
                                                      Beneficially   Common
                                                      Owned before   Stock
Selling Stockholder                                   the Offering   Offered

----------------------------------------------------- ------------ ------------
Smith Barney, Inc. as Custodian FBO: Elio Agentati
IRA(2)                                                1,371(1)       1,371(1)

Robert W. Allen                                       10,714(1)      5,714(1)(5)

Charles Schwab Custodian FBO: Anesthesia Associates
of Dayton, Inc.(2)                                    1,600(1)       1,600(1)

Robert E. Atkins                                      1,142(1)       1,142(1)

Charles Schwab Custodian For: Baker-Hazel Funeral
Home, Inc.(2)                                         1,371(1)       1,371(1)

Neil Hazel TTEE Baker Hazel Funeral Home Inc.
PSP & Trust dtd 10/1/84(2)                            2,285(1)       2,285(1)

The Ohio Company as Custodian FBO: Mary A.
Bannister-Harney(2)                                   1,142(1)       1,142(1)

Philip & Rachel Baroni Trust                          5,714(1)       5,714(1)

John C. Barrott & Elizabeth C. Barrott                5,714(1)       5,714(1)

Stuart Paul Bell                                      1,142(1)        1,142(1)

John R. Bertsch                                       2,857(1)        2,857(1)

Blair Homes Inc., John D. Blair and Alice Blair,
Trustees(2)                                           1,142(1)        1,142(1)

Smith Barney, Inc. as Custodian FBO: Francis A
Bonanno(2)                                            4,000(1)        4,000(1)

Smith Barney, Inc. as Custodian FBO: Francis A.
Bonanno Deferred Benefit Pension, Francis A.
Bonanno, Trustee(2)                                   1,371(1)        1,371(1)

Prudential Securities as Custodian FBO: Mr
Timothy Brabender & Susanne Brabender JT(2)           1,257(1)        1,257(1)

Charles Schwab Custodian FBO: Jack E. Brady
Personal Portfolio(2)                                 1,142(1)        1,142(1)

J.C. Bradford & Co. as Custodian FBO The Browe
Insurance Agency(2)                                   2,285(1)        2,285(1)

Richard L. Buckingham                                 1,142(1)        1,142(1)

Mark S. Burgess                                       1,142(1)        1,142(1)

Steve J. Carter                                       1,142(1)        1,142(1)

Phillip E. Casey                                      2,857(1)        2,857(1)

Caxton International Limited (3)                      137,142(1)      137,142(1)

Charles Cerf                                          5,714(1)        5,714(1)

John C. Clifford                                      11,428(1)       11,428(1)

Smith Barney, Inc. as Custodian FBO: Gem City
Emergency Associates Inc. Pension Trust FBO
Richard Coalson MD 3/2/89 (2)                         5,142(1)        5,142(1)

Star Bank as Custodian FBO Kettering Anesthesia
Asso. Trust FBO Gretchen H. Cole(2)                   1,714(1)        1,714(1)

Advest, Inc. Custodian for: Mark J. Crnkovich M.D.
Inc. MPP & PSP dated 1/1/87 (2)                       2,285(1)        2,285(1)

Charles Schwab & Company Custodian FBO Rober
W. Custer (2)                                         1,142(1)        1,142(1)

Smith Barney, Inc. as Custodian FBO Leonard
A. Cuti IRA (2)                                       1,142(1)        1,142(1)

Advest, Inc. Custodian For Donna G. Dahm Personal
Portfolio (2)                                         1,142(1)        1,142(1)

Charles Schwab & Company Custodian FBO South
Dayton Acute Care Consultants, Robert Barker and
Jorge Crespo Trustees (2)                             1,142(1)        1,142(1)

Robert L. DeBruyn & Tracey H. DeBruyn                 1,142(1)        1,142(1)

Dolphin Offshore Partners, L.P.                       62,857(1)       62,857(1)

Lewis Duvall                                          2,857(1)        2,857(1)

EBS Microcap Partners, L.P. (2)                       4,571(1)        4,571(1)

Smith Barney, Inc. as Custodian FBO EBS
Partners, L.P. (2)                                    40,000(1)       40,000(1)

Securities Services Network as Custodian FBO John
C. Ernst Jr. TTEE John C. Ernst Revocable Trust
u/a dated 8/3/90 (2)                                  9,142(1)        9,142(1)

Michael E. Ervin, M.D. Trust(2)                       4,000(1)        4,000(1)

Smith Barney, Inc. as Custodian FBO John Eubel
& Jerry Neely OD Profit Sharing for the Benefi
of John Eubel, Plan Administrator (2)                 3,428(1)        3,428(1)

Wheat First Securities, Inc. as Custodian FBO:
Robert Eubel & Mark Brady TTEE, Eubel Brady &
Suttman Asset Management, Inc., Profit Sharing
Plan u/a dtd 1/1/94, EBS Asset Management (2)         5,714(1)        5,714(1)

Robert D. Farrell (4)                                 2,857(1)        2,857(1)

IRA FBO James D. Flesher (2)                          1,142(1)        1,142(1)

J.C. Bradford & Co. as Custodian FBO:
Georgene A. Ford Rev Lvg Tst U D
T 5/28/96 Georgene A. Ford (2)                        1,142(1)        1,142(1)

Denis Fortin                                          5,714(1)        5,714(1)

Robert J. Gaites                                      1,142(1)        1,142(1)

Keith M. Ganzer                                       1,371(1)        1,371(1)

J.C. Bradford & Co. as Custodian FBO: Theresa
N. Garfield (2)                                       1,142(1)        1,142(1)

B. Kent Garlinghouse                                  2,857(1)        2,857(1)

James R. Gerchow                                      2,857(1)        2,857(1)


LPL Financial as Custodian FBO: William I.
Gharst TTEE FBO William I. Gharst dtd 12/03/80 (2)    1,142(1)        1,142(1)


Paine Webber as Custodian FBO: Clifford E.
Giebhart, M.D. (2)                                    1,714(1)        1,714(1)

Prudential Securities as Custodian FBO:
Jean B. Gordon (2)                                    1,142(1)        1,142(1)

John R. Graham Trust                                  1,142(1)        1,142(1)

Star Bank as Custodian FBO: Kettering Anesthesia
Associates Pensionand Profit Sharing Trust FBO
Augustos Gullett, M.D. (2)                            2,857(1)        2,857(1)

Warren J. Hairford & Paula G. Hairford                1,142(1)        1,142(1)

J.C. Bradford & Co. as Custodian FBO: The Stephen
R. Hardy & Alice Hardy Tst dtd 8/25/95 (2)            1,142(1)        1,142(1

Charles Schwab & Company Custodian FBO:
Neil W. Hazel (2)                                     1,485(1)        1,485(1)

Richard Hess                                          1,142(1)        1,142(1)

The Ohio Company as Custodian FBO: Bernard J
& Eugenia Hilbrink JT (2)                             1,371(1)        1,371(1)

J. C. Bradford & Co. as Custodian FBO:  IRA FBO       3,428(1)        3,428(1)
Robert J. Holtgrieve IRA (2)

Billy P. Hudson                                       1,142(1)        1,142(1)

National City Bank, Dayton Trustee as Custodian
FBO: Industrial Grinding, Inc. Profit Sharing Plan
Trust Segregated Account, Richard H. Wick,
Trustee (2)                                           2,285(1)        2,285(1)

Charles Schwab Custodian FBO: Lawrence
Keith Jackson (2)                                     2,857(1)        2,857(1)

Edmond Jaruzel                                        2,857(1)        2,857(1)

Ronald A. Johnson                                     2,857(1)        2,857(1)

Joseph DDS, Inc., Stephen M. Joseph, Trustee (2)      1,714(1)        1,714(1)

Charles Schwab Custodian FBO: Felice M.
Kantor (2)                                            4,000(1)        4,000(1)
Charles Schwab Custodian FBO: Neil Kantor IRA
Rollover (2)                                          2,857(1)        2,857(1)

Mr. Richard N. Kappel & M. Alicia Kappel JT (2)       5,714(1)        5,714(1)

J.C. Bradford & Co. as Custodian FBO: IRA FB
Thomas Killebrew (2)                                  1,142(1)        1,142(1)

J.C. Bradford & Co. as Custodian FBO:
IRA FBO Robert R. Klaus IRA (2)                       1,257(1)        1,257(1)

Key Trust Co. as Custodian FBO: Lawrence W.
Klein (2)                                             1,714(1)        1,714(1)

Brian S. Larson & Debra L. Larson                     2,857(1)        2,857(1)

Charles Schwab & Company Custodian FBO
James T. Lehner (2)                                   1,371(1)        1,371(1)

Charles Schwab & Company FBO Cathy E. Liesne
& Steven A. Miller TTEE Steven A. Miller & Cathy
E. Liesner Rev TR u/a dtd 3/30/94 (2)                 2,285(1)        2,285(1)

Charles Schwab Custodian FBO Obstetrics &
Gynecology TTEE Pension Plan FBO Cathy Liesner (2)    1,714(1)        1,714(1)

J.C. Bradford & Co. as Custodian FBO: IRA
FBO Angelo Lombardo Jr. (2)                           1,142(1)        1,142(1)

Charles Schwab Custodian FBO Joseph David Mackil (2)  1,485(1)        1,485(1)

J.C. Bradford & Co. as Custodian FBO: IRA FB
John K. Maloy (2)                                     1,242(1)       1,142(1)(5)

J.C. Bradford & Co. as Custodian FBO: IRA FB
John K. Maloy Guardian for Vida Kerr Branco (2)       1,142(1)        1,142(1)

J.C. Bradford & Co. as Custodian FBO
IRA FBO Shirley A. Martz (2)                          1,371(1)        1,371(1)

National City Bank, Dayton Trustee as Custodian
FBO: Martin McCarty & Richman Co. P/S, National
City Bank Trustee, Bobby Fisher, Administrator (2)    3,428(1)        3,428(1)

James D. Matlock IRA (2)                              4,000(1)        4,000(1)

Dain Bosworth Custodian FBO: Lee Ann McDonald
Living Trust dtd 4/28/97 (2)                           1,714(1)        1,714(1)

Marjorie McHugh IRA (2)                                1,714(1)        1,714(1)

Dean Witter Reynolds as Custodian FBO: IRA
FBO Norman V. Meintel (2)                              1,142(1)        1,142(1)

Dean Witter Reynolds as Custodian FBO: John E.
Meyer (2)                                              13,714(1)       13,714(1)

Dean Witter Reynolds as Custodian,
Patricia L. Meyer (2)                                  1,714(1)        1,714(1)

Miami Valley World Wide (2)                            2,857(1)        2,857(1)

Mark E. Mickley                                        1,142(1)        1,142(1)

J.C. Bradford & Co. as Custodian FBO: IRA FBO
Raymond L. Midkiff (2)                                 1,142(1)        1,142(1)

Roger J. Minch                                         2,857(1)        2,857(1)

Wheat First Securities, Inc., as Custodian FBO
James R. Murphy (2)                                    1,142(1)        1,142(1)

Gregory L. Needham                                     5,714(1)        5,714(1)

LPL Financial as Custodian FBO: John W. O'Neil
IRA Account (2)                                        1,714(1)        1,714(1)

John G. Kinnard & Co. as Custodian FBO: Dubuque
Orthopaedic Surgeons PC Profit Sharing & Trust
FBO, Dubuque Bank & Trust Co., Trustee (2              5,714(1)        5,714(1)

Marvin Pasquan & Jacqueline Pasquan                    1,142(1)        1,142(1)

Hilliard, W.L. Lyons, Inc. as Custodian FBO:
Thomas J. Pedrick MD Inc. Pension Plan dtd
4/1/1987, Thomas J. Pedrick MD, Trustee (2)            2,285(1)        2,285(1)

S.R. Penn Jr.                                          5,714(1)        5,714(1)

P-G Line, Inc., Richard D. Taylor, Trustee (2)         2,857(1)        2,857(1)

Donald L. Philpot (2)                                  5,142(1)        5,142(1)

Charles Schwab & Company Custodian FBO: Jeannine
E. Philpot (2)                                         1,142(1)        1,142(1)

J.C. Bradford & Co. as Custodian FBO: IRA FBO
Billy G. Pittman (2)                                   1,142(1)        1,142(1)

Wheat First Securities, Inc., as Custodian FBO:
Pohlman & Talmage CPA's Inc. PSP u/a dtd 01/09/93
Bill Pohlman and Doug A. Talmage, Trustees (2)         1,142(1)        1,142(1)

Smith Barney, Inc. as Custodian FBO: Robert W
Possanza Sr. TTEE FBO Robert W. Possanza Sr. U/A/
dtd 12/26/95 (2)                                       2,057(1)        2,057(1)

Louis Randle                                           1,142(1)        1,142(1)

Charles Schwab & Company Custodian FBO: David
Keith Ray (2)                                          1,142(1)        1,142(1)

A. Raymond ABT                                         1,142(1)        1,142(1)

R & D Investment Partnership (2)(3)                    37,714(1)       37,714(1)

Joseph F. Regan                                        4,285(1)      2,285(1)(5)

J.C. Bradford & Co. as Custodian FBO: T.
David Reiber & Gloria A. Reiber JTWROS (2)             1,142(1)        1,142(1)

J.C. Bradford & Co. as Custodian FBO: T. David
Reiber (2)                                             1,142(1)        1,142(1)

J.C. Bradford & Co. as Custodian FBO: Gloria
Reiber (2)                                             1,142(1)        1,142(1)

Stanley M. Rein                                        1,142(1)        1,142(1)


J.C. Bradford & Co. as Custodian FBO: IRA FBO
Aubrey Roberts (2)                                     2,857(1)        2,857(1)

Citizens Federal as Trustee for the Revocable
Living Trust for Cecilia Rosselit u/a
dtd 1/6/93 (2)                                         1,142(1)        1,142(1)

Edwin L. Ryan IRA (2)                                  2,857(1)        2,857(1)

Edwin L. Ryan Jr. (2)                                  1,714(1)        1,714(1)

Nancy L. Ryan (2)                                      1,714(1)        1,714(1)

Resources Trust Co. TR UA IRA FBO Frank Sabafano       1,714(1)        1,714(1)

J.C. Bradford & Co. as Custodian FBO: Robert S
Sakal & Lois R. Sakal Revocable Living Trust
3/18/86 (2)                                            1,142(1)        1,142(1)

Robert Sanville                                        2,285(1)        2,285(1)

J.C. Bradford & Co. as Custodian FBO: Paul W.
Schanher DDS Inc. P/S Plan dtd 10/1/78,
Paul W. Schanher, Trustee (2)                          1,142(1)        1,142(1)

J.C. Bradford & Co. as Custodian FBO
Katherine M. Schneeberger (2)                          1,142(1)        1,142(1)

Benjamin D. Schulman                                   1,714(1)        1,714(1)

Charles Schwab Custodian FBO: Joseph F. Scullion
& Mary K. Scullion (2)                                 1,714(1)        1,714(1)

Sheridan Investments (2)(3)                            1,142(1)        1,142(1)

Philip Sheridan & Jane Sheridan (2)                    2,857(1)        2,857(1)

Howard C. Smith TTEE Steve C. Smith TTEE u/a dtd.
6/25/93 by Howard C. Smith Living Trust                1,142(1)        1,142(1)

Mid Am Bank & Trust Co. as Custodian FBO: Spangler
Candy & Related Companies Retirement Plan,
Don G. Holzhause and Greg Spangler, Trustees (2)       9,714(1)        9,714(1)

Flora L. Speros (2)                                    1,714(1)        1,714(1)

Robert R. Strempel IRA (2)                             2,857(1)        2,857(1)

J.C. Bradford & Co. as Custodian FBO
SEP FBO David J. Striebel SEP FBO Davis J.
Striebel IRA (2)                                       1,142(1)        1,142(1)

Arthur & Marie Sterling                                5,714(1)        5,714(1)

J.C. Bradford & Co. as Custodian FBO: Jewel
Stevens TTEE Jewel Stevens Trust (2)                   1,828(1)        1,828(1)

Charles Schwab Custodian for: Alice V. Suttman (2)     2,285(1)        2,285(1)

Robert J. Suttman II IRA (16)                          2,857(1)        2,857(1)


John F. Sweeney (2)                                    2,857(1)        2,857(1)

John P. Sweeney (2)                                    1,371(1)        1,371(1)

Harold S. Tenenbaum                                    1,142(1)        1,142(1)

Thirteen Pines Partnership                             11,428(1)       11,428(1)

Raybourne Thompson, Jr. (2)                            8,571(1)        8,571(1)

William & Mary Thompson (2)                            1,142(1)        1,142(1)

William R. Thompson (2)                                3,428(1)        3,428(1)

Smith Barney, Inc. as Custodian FBO: Gerald L.
Turner & Patricia A. Turner JTWROS (2)                 1,142(1)        1,142(1)

Smith Barney, Inc. as Custodian FBO: Gem City
Emergency Associates Inc. Retirement Plan FBO
Robert Uptmor MD 03/01/80 (2)                          2,857(1)        2,857(1)

James M. Vickers IRA (2)                               6,857(1)        6,857(1)

National City Bank, Dayton Trustee as Custodian
FBO: Wagner-Smith Company Savings and Profit
Sharing Trust, Phil Wagner and John Lohbech,
Trustees (2)                                           1,142(1)        1,142(1)

George P. Warren, Jr.                                  4,657(1)      2,857(1)(5)

Clay M. Weibel & Susan T. Weibel                       1,142(1)        1,142(1)

Fifth Third Bank as Custodian FBO: George H
Welsh TR B (2)                                         4,571(1)        4,571(1)

Smith Barney, Inc. as Custodian FBO: Joan M. Welsh (2) 1,714(1)        1,714(1)

Dean Witter Reynolds Custodian FBO: Billy A. West,
Trust 01-23-92, Billy A. West Trustee (2)              4,000(1)        4,000(1)

Smith Barney, Inc. as Custodian FBO: Gem City
Emergency Associates Inc. Retirement Plan FBO
Dr. Craig Williams 03/01/80 (2)                        3,428(1)        3,428(1)

Charles Schwab & Company Custodian FBO: Donald
O. Wilson (2)                                          1,142(1)        1,142(1)

Paul Winter                                            2,142(1)      1,142(1)(5)

Smith Barney, Inc. as Custodian FBO: Charles L.
Woods & Nina J. Woods JTWROS (2)                       1,371(1)        1,371(1)

Dean Witter Reynolds Custodian FBO: John F. &
Gertrude Kay Siegel 'A' Trust DTD 12/15/86,
Susan Kay Henshaw, Trustee (2)                         2,857(1)        2,857(1)

Payne Webber as Custodian FBO: Wayne Moore
and Kathleen Moore TTEE Proval Profit Sharing
Plan (2)                                               1,714(1)        1,714(1)

Michael Taglich                                        21,440(6)       14,690(6)

Robert F. Taglich                                      22,540(7)       14,690(7)

Albert Sydney Bowers III                               4,600(8)        4,600(8)

Camberg Law Firm                                       9,000(8)        9,000(8)

Joseph D'Amadeo                                        14,191(9)       14,191(9)

Douglas E. Hailey                                      6,857(10)       6,857(10)

Peter M. Burns                                         6,857(10)       6,857(10)

Delaina Ruggien                                        100(10)        100(10)

Steven Mucciolo                                        855(10)        855(10)

Karl C. Revesz                                         855(10)        855(10)

Michael E. Recca                                       13,029(10)     13,029(10)

Joan K. Dass                                           686(10)        686(10)

Robert Schroeder                                       1,000(10)      1,000(10)

Michael Stern                                          390(10)        390(10)

Richard Oh                                             1,302(10)      1,302(10)

Vincent M. Palmieri                                    1,040(10)      1,040(10)

Susan Gioia                                            100(10)        100(10)

Richard Clark                                          300(10)        300(10)

Todd D. Cook                                           100(10)        100(10)

Gina Sciannameo                                        100(10)        100(10)

Lancer Pa                                              187,500        187,500

Harold                                                 364,143        364,143

Carolyn Curtis (11)                                       361,921        361,921

Curtis Family Limited Partnership (11)                 793,600        793,600

Electrical Constructors (12)                           138,000         50,000

Virginia Retirement System(13)                         200,000        200,000

Burroughs Wellcome(13)                                  50,000         50,000

Monsanto(13)                                           100,000        100,000

J. David Bronstad                                      155,000(14)   155,000(14)

James A. McDonald                                      16,000(15)  10,000(5)(15)

Shane Schmidt                                          1,000(16)      1,000(16)



         (1)Consists of shares issuable upon conversion of Subordinated Debentures owned by the Selling Stockholder at a conversion price of $8.75 per share, all of which shares are being offered for sale in this offering, except as otherwise noted.

         (2)Eubel Brady & Suttman Asset Management, Inc., a registered investment advisor, is a beneficial owner of these shares (for an aggregate of approximately 339,600 shares), because it shares voting and investment powers with the named Selling Stockholder. Ronald L. Eubel, Mark E. Brady and Robert J. Suttman are the principals of Eubel Brady & Suttman Asset Management, Inc. As of the date hereof, each of Messrs. Eubel, Brady and Suttman is deemed to beneficially own Subordinated Debentures which are convertible into approximately 339,600 shares of common stock. Messrs. Eubel, Brady and Suttman are also the general partners of EBS Partners, L.P., an investment partnership. All such Subordinated Debentures are held by EBS Partners, L.P. or in managed accounts over which Messrs. Eubel, Brady and Suttman have investment discretion and voting power. In addition, Mr. Suttman personally owns $25,000 of Subordinated Debentures which are convertible into 2,857 shares of common stock.

         (3)Shares owned by the named Selling Stockholder are also beneficially owned by the following person(s) because it or they share(s) voting and/or investment power with the named Selling Stockholder: Caxton Associations, L.L.C. -- Caxton International Limited, 2,000 shares; Ronald L. Eubel and Mark E. Brady -- R & D Investment Partnership, 37,714 shares (see also footnote 2 above); Philip and Jane Sheridan -- Sheridan Investments, 1,142 shares; Michael Lauer -- Lancer Partners, L.P., 187,500 shares.

     (4)Robert D. Farrell is an affiliate of Schroder & Co. Incorporated, which is a member of the National Association of Securities Dealers.

         (5)Immediately after the offering, the indicated Selling Stockholder will own the following number of shares: Robert W. Allen - 5,000 shares; John K. Maloy - 100 shares; Joseph F. Regan - 2,000 shares; George P. Warren - 1,800 shares; Paul Winter - 1,000 shares; James A. McDonald - 6,000 shares.

         (6)Includes 2,857 shares issuable upon conversion of Subordinated Debentures owned by Michael Taglich at a conversion price of $8.75 per share, and 11,833 shares issuable upon exercise of Common Stock purchase warrants issued in connection with the sale of the Subordinated Debentures, the exercise price of which is $8.75 per share, all of which shares are being offered for sale in this offering. After the offering, Mr. Taglich will beneficially own 6,750 shares of common stock. Mr. Taglich is President of Taglich Brothers (see footnote 10), which has been engaged since January 1996 to do investment banking work for the Company.

         (7)Includes 2,857 shares issuable upon conversion of Subordinated Debentures owned by Robert F. Taglich at a conversion price of $8.75 per share, and 11,833 shares issuable upon exercise of Common Stock purchase warrants issued in connection with the sale of the Subordinated Debentures, the exercise price of which is $8.75 per share, all of which shares are being offered for sale in this offering. After the offering, Mr. Taglich will beneficially own 7,680 shares of common stock. Mr. Taglich is a principal of Taglich Brothers (see footnote 10), which has been engaged since January 1996 to do investment banking work for the Company.


         (8)Consists of shares issuable on exercise of Common Stock purchase warrants at a price of $7.50 per share. Mr. Bowers is a shareholder of Texas Capital Securities, Inc., a member of the National Association of Securities Dealers. Shares directly owned by Camberg Law Firm are beneficially owned by Roy Camberg, Don Aron, Stewart Masterson and Jerry Allgood.


         (9)Consists of 2,857 shares issuable upon conversion of Subordinated Debentures owned by Joseph D'Amadeo at a conversion price of $8.75 per share, and 11,334 shares issuable upon exercise of Common Stock purchase warrants issued in connection with the sale of the Subordinated Debentures, the exercise price of which is $8.75 per share, all of which shares are being offered for sale in this offering.

         (10)Consists of shares issuable on exercise of Common Stock purchase warrants (the "Placement Agent Warrants") issued in connection with the sale of the Subordinated Debentures, the exercise price of which is $8.75 per share. All of the named Selling Stockholders are principals and/or employees of Taglich Brothers, D'Amadeo, Wagner & Company, Incorporated ("Taglich Brothers"), a broker-dealer registered with the Securities and Exchange Commission and a member of the National Association of Securities Dealers. Taglich Brothers received fees in the amount of $480,000 in connection with the Company's placement of the Subordinated Debentures in June and July 1997, and fees in the amount of $105,000 in connection with the Company's placement of 350,000 shares of Common Stock in February 1996.

     (11)Harold Curtis is Chairman of the Board and Chief Executive Officer of the Company. His wife is Carolyn Curtis. Mr. Curtis shares beneficial ownership of all shares of stock held by Curtis Family Limited Partnership. Mr. and Mrs. Curtis have entered into several transactions with the Company, as described in further detail in the Company's Form 10-KSB for the year ended November 30, 1996, which is incorporated herein by reference.

         (12)Jim Elliott, the general partner of Electrical Constructors, shares beneficial ownership of all shares owned directly by Electrical Constructors. Electrical Constructors will own 88,000 shares after the offering, which is 2.6% of the outstanding capital stock of the Company. During 1994, Electrical Constructors loaned the Company a total of $1.5 million, of which $1 million was exchanged for 100,000 shares of preferred stock during the year. The Company purchased the preferred stock from Electrical Constructors in February 1996. During 1995, the Company borrowed an additional $300,000 from Electrical Constructors and repaid a $500,000 loan. During 1996, the Company borrowed an additional $1.5 million from Electrical Constructors and repaid a $300,000 loan. In 1997, the Company has borrowed an additional $500,000 from Electrical
Constructors. At August 31, 1997, the outstanding principal balance owed to Electrical Constructors was $2.0 million. In addition, Electrical Constructors sold a crane to the Company in July 1994 and in February 1996, each for a purchase price of $21,500 payable over 3 years. In July 1997, Electrical Constructors purchased 50,000 shares of Common Stock from the Company for $312,500 through the exercise of a Common Stock purchase warrant.

     (13)Kennedy Capital Management, Inc. is a beneficial owner of these shares (for an aggregate of 350,000 shares) because it shares voting and investment power with the named entity.

         (14)Includes 40,000 shares issuable upon exercise of a Common Stock purchase warrant at a price of $4.50 per share. During 1994, Mr. Bronstad loaned the Company a total of $800,000. The Company borrowed an additional $600,000 from Mr. Bronstad during 1995. During 1996, the Company's net indebtedness to Mr. Bronstad increased to $2.0 million. In July 1997, the Company repaid the $2.0 million credit facility and entered into a new credit facility with Mr. Bronstad in August 1997, the outstanding balance of which was $499,506 at August 31, 1997. Mr. Bronstad purchased 15,000 shares of Common Stock in August 1996 for $93,750 and 100,000 shares in August 1997 for $550,000 upon exercise of Common Stock purchase warrants.

     (15)Includes 10,000 shares issuable upon exercise of a Common Stock purchase warrant at a price of $4.50 per share. During 1995, Mr. McDonald loaned the Company $100,000. At August 31, 1997, the outstanding principal balance owed to Mr. McDonald was $100,000.

     (16) Robert J. Suttman is one of the principals of Eubel Brady & Suttman Asset Management, Inc., a registered investment advisor, which is the beneficial owner of approximately 339,600 shares of stock. Mr. Suttman is deemed to beneficially own Subordinated Debentures which are convertible into 339,600 shares of Common Stock. In addition, Mr. Suttman personally owns $25,000 of Subordinated Debentures convertible into 2,857 shares of common stock. Mr. Suttman is also a general partner of EBS Partners, L.P., an investment partnership. (See footnote 2.)



                              PLAN OF DISTRIBUTION

         This Prospectus may be used by the Selling Stockholders for the offer and sale of up to 3,040,966 shares of Common Stock owned or to be owned by them. Such shares may be offered and sold by them from time to time through the NASDAQ system, in negotiated transactions or otherwise. Selling Stockholders may sell shares through broker-dealers, who may act solely as an agent for the seller or who may acquire shares as a principal. Broker-dealers participating in such transactions as an agent may receive commissions from both the seller and the buyer. The Selling Stockholders may sell shares through broker-dealers in special offerings, exchange distributions and secondary distributions, and in connection therewith the Selling Stockholders may agree to pay commissions or allow discounts or concessions in excess of customary commissions, discounts or concessions prescribed by applicable rules. Broker-dealers who acquire shares as a principal may resell such shares through the NASDAQ system, or in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

         The Selling Stockholders and any broker-dealers or agents who participate in a distribution of the shares may be "underwriters" within the meaning of the Securities Act, and any commissions, discounts or concessions received by them may be underwriting discounts and commissions under the Securities Act. Accordingly, any person engaged in a distribution of shares is prohibited from engaging in certain market making activities with respect to the Common Stock under applicable rules under the Securities Exchange Act of 1934 (the "Exchange Act"). In addition, the Selling Stockholders will be subject to certain other rules under the Exchange Act while they are engaged in a distribution of the shares, including Rules 10b-6 and 10b-7, which may limit the timing of their purchases and sales of Common Stock and limit marketability of their shares.

         The Company has entered into an agreement with each Subordinated Debenture holder, each Placement Agent Warrant holder and Texas Capital Securities pursuant to which the Company and each party to such an agreement has agreed, to the extent permitted by law, to indemnify the other party and certain other persons against liabilities arising under the Securities Act with respect to action taken or omitted to be taken by such party in connection with this offering. In addition, the Company's Certificate of Incorporation and Bylaws provide that it shall, to the fullest extent permitted by law, indemnify its officers and directors and other persons against expenses, judgments, fines and amounts paid in settlement of threatened, pending or completed suits or proceedings against such persons by reasons of serving or having served as officers, directors or in other capacities, except in relation to matters with respect to which such persons shall be determined not to have acted in good faith, lawfully or in the best interests of the Company. With respect to matters to which the Company's officers, directors, employees, agents or other representatives are determined to be liable for misconduct or negligence in the performance of their duties, the Company's Bylaws provide for indemnification only to the extent that the Company determines that such person acted in good faith and in a manner not opposed to the best interests of the Company. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     Lancer Partners L.P. has agreed to pay a portion of the cost of this registration. The Selling Stockholders will pay all commissions and similar costs associated with selling their shares.

         The Common Stock may be sold in certain states only through brokers or dealers licensed in those states. In addition, the Common Stock may not be sold in certain states unless it is registered or qualified for sale in such states or is exempt from the registration or qualification requirements of such states.

                                  LEGAL MATTERS

         The validity of the issuance of any shares issued by the Company after the date of this Prospectus will be passed on for the Company by Hartzog Conger & Cason, Oklahoma City, Oklahoma.

                                     EXPERTS

         The Financial Statements as of and for the year ended November 30, 1995 incorporated by reference in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         Financial Statements as of and for the year ended November 30, 1996 incorporated by reference in this Prospectus have been so included in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in auditing and accounting.

         Effective July 1, 1996, Price Waterhouse LLP sold its Oklahoma City practice to Coopers & Lybrand L.L.P., and as a result resigned as the independent accountants of the Company. The reports of Price Waterhouse LLP on the Company's financial statements for the last two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified as to uncertainty, audit scope or accounting principle. In connection with its audits for the two most recent fiscal years and through July 1, 1996, there were no disagreements with Price Waterhouse LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Price Waterhouse LLP would have caused it to make reference thereto in its report on the financial statements for such years. During the two most recent fiscal years and through July 1, 1996, there were no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)).

         The Company engaged Coopers & Lybrand L.L.P. as its new independent accountants effective as of July 1, 1996. During the two most recent fiscal years and through July 1, 1996, the Company did not consult with Coopers & Lybrand L.L.P. regarding either (1) the application of accounting principles to a particular transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and either a written report was provided to the Company or oral advice was provided that Coopers & Lybrand L.L.P. concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; (2) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The Company has filed the following documents with the Commission and incorporates such documents into this Prospectus by reference:

         1. The Company's Annual Report on Form 10-KSB for the year ended November 30, 1996;


         2. The Company's Quarterly Reports on Form 10-QSB for the quarters ended February 28, 1997, May 31, 1997, as amended, and August 31, 1997; and


         3. The description of the Common Stock contained in the Company's Registration Statement on Form 8-A as filed under the Exchange Act on November 10, 1993.

         In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and before the termination of this offering are incorporated by reference into this Prospectus.

         No dealer, salesman or any other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to its date.











                                TOWER TECH, INC.


                        3,039,966 Shares of Common Stock










                              --------------------


                                   PROSPECTUS

                              ---------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

         The following are the expenses expected to be incurred in the issuance and distribution of the securities registered hereunder. All expenses are estimated except registration and filing fees.

Type of Expenses                                             Amount
----------------                                             ------
SEC registration fee                                           $7,545
NASDAQ additional qualification                                 2,000
Accounting fees and expenses                                   10,000
Legal fees                                                      9,000
Miscellaneous                                                   1,455
                                                            ---------
Total                                                         $30,000

Lancer Partners LP has agreed to pay a portion of the total offering expenses which is estimated to be $10,693.

               Item 15. Indemnification of Directors and Officers

         As permitted under Oklahoma law, the Certificate of Incorporation of the Company provides that directors of the Company generally will not be personally liable for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock redemptions in violation of Oklahoma law, or for any transaction in which a director derived an improper personal benefit.

         Section 1031 of the Oklahoma General Corporation Act empowers the Company to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

         The Bylaws of the Company provide that it shall, to the fullest extent permitted by law, indemnify each person (including the heirs, executors and administrators of such person) against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement, actually and reasonably incurred by such person in connection with any threatened, pending or actual suit, action or proceeding (whether civil, criminal, administrative or investigative in nature) in which such person may be involved by reason of the fact that he or she is or was a director or officer of the Company.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being sold in this offering, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.




Item 16. Exhibits

        The following exhibits have been filed as part of this registration statement:
    Exhibit No.                            Description

       3.1-1                 Amended and Restated  Certificate of
                             Incorporation  of Tower Tech, Inc.

       3.2-1                 Amended Bylaws of Tower Tech, Inc.

       3.3-1                 Amendment to Bylaws

       4.1-7                 Form of 10% Subordinated Convertible Debenture

       4.2                   Omitted

       4.3-1                 Form of Stock Certificate

       4.4-1                 Form of Underwriters' Warrants

       4.5-8                 Form of Placement Agent Warrants

       4.10-3 Registration Rights Agreement, dated February 2, 1996, among Tower Tech, Inc., Lancer LP, Michael Taglich, and Robert Taglich.

       10.1-5 Promissory Note between Tower Tech, Inc., and Campbell, Hurley, Campbell and Campbell, dated August 1, 1996.

       10.2 Loan Agreement between Tower Tech, Inc., and the City of Oklahoma City, dated September 8, 1997.

       10.3 Form of Loan Agreement between Tower Tech, Inc., and Chickasha Bank & Trust, dated September 22, 1997.

       10.4-6                Loan  Agreement   between  Tower Tech,  Inc.,  and
                             Oklahoma Industries Authority dated October 1, 1996

       10.5-7 Form of Debenture Purchase Agreement among the Company, Taglich Brothers, D'Amadeo Wagner & Company, Incorporated and various lenders.

       10.6 Promissory Note between Tower Tech, Inc. and Electrical Constructors, Inc., dated May 8, 1996

       10.7 Note between Tower Tech, Inc., as Maker, and Electrical Constructors, as Payee, dated May 8 1996


       10.8-1 Promissory Note between Tower Tech, Inc., and Electrical Constructors, dated March 25, 1997.


       10.9-1 Agreement by and between Morrison Molded Fiber Glass Co., and Tower Tech, Inc., made effectiv July 26, 1993, regarding the purchase by Tower Tech, Inc. of certain pultruded components from Morrison Molded Fiber Glass Company

       10.10-1 U. S. Patent No. 5,143,657 entitled FLUID DISTRIBUTOR issued September 1, 1992

       10.11-1 U. S. Patent No. 5,152,458 entitled AUTOMATICALLY ADJUSTABLE FLUID DISTRIBUTOR issued October 6, 1992

       10.12-1 U. S. Patent No. 5,227,095 entitled MODULAR COOLIN TOWER issued July 13, 1993

       10.13-1               Exclusive  License  Agreement by and between Harold
                             D. Curtis and Tower Tech, Inc.

       10.14-1 Assignment by and between Harold D. Curtis, as Assignor, and Tower Tech, Inc., as Assignee

       10.15-1 Assignment of Invention Contained in PCT Application by and between Harold D. Curtis, as Assignor, and Tower Tech, Inc., as Assignee

       10.16-1                Assignment of Patent by and between Harold D.
                              Curtis, as Assignor, and Tower Tech, Inc., as Assignee, of Patent No. 5,227,095

       10.17-4                1993 Stock Option Plan, as amended

       10.18                  Omitted

       10.19                  Omitted

       10.20                  Omitted

       10.21                  Promissory  Note  between  Tower  Tech,  Inc.  an
                              J. David  Bronstad, dated May 31, 1996

       10.22                  Omitted

       10.23                  Omitted

       10.24                  Omitted

       10.25                  Omitted

       10.26                  Omitted

       10.27                  Omitted

       10.28                  Omitted

       10.29                  Omitted

       10.30                  Omitted

       10.31-2 Warrant Certificate, dated April 25, 1995, between J. David Bronstad and Tower Tech, Inc., entitling J. David Bronstad to purchase 40,000 shares of Tower Tech, Inc.'s common stock, $.001 par value

       10.32-2 Warrant Certificate, dated April 25, 1995, between James McDonald and Tower Tech, Inc., entitling James McDonald to purchase 10,000 shares of Tower Tech, Inc.'s common stock, $.001 par value



     1 Incorporated by reference from the same numbered  exhibit to Registration
       Statement No. 33-69574-FW, as filed with the Commission on September 29, 1993, and as amended.

     2 Incorporated by reference from the same numbered exhibit to Form 10-QSB for the quarter ended August 31, 1996.

     3 Incorporated by reference from the same numbered exhibit to Form 10-KSB/A for the year ended November 30, 1995.

     4 Incorporated by reference from the same numbered  exhibit to Registration
       Statement No. 333-07337 on Form S-8.

     5 Incorporated by reference from the same numbered exhibit to Form 10-QSB for the quarter ended August 31, 1996.

     6 Incorporated by reference from the same numbered exhibit to Form 10-KSB for the year ended November 30, 1996.

     7 Incorporated by reference from the same numbered exhibit to Form 10-QSB or the quarter ended May 31, 1997.

     8 Incorporated by reference from the same numbered  exhibit to Registration
       Statement No. 333- Form S-3, as filed with the Commission on September 26, 1997.




Item 17. Undertakings

(a)       The undersigned registrant hereby undertakes as follows:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                (2) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)  The  undersigned Registrant hereby undertakes that:

                          (1) For purposes of determining any liability under
                the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                          (2) For purposes of  determining  liability  under the
                Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chickasha, State of Oklahoma, on October 22, 1997.

                          TOWER TECH, INC.

                          By:  ss/Harold Curtis                 October 22, 1997
                          ---------------------
                          Harold Curtis, Chief
                          Executive Officer

                                POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Tower Tech, Inc. hereby constitute and appoint Harold Curtis or Charles D. Whitsitt, or either of them, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for and in his name, place and stead, in any and all capacities, to sign all or any amendments (including post-effective amendments) of and supplements to this Registration Statement on Form S-3 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as said Corporation itself and each said officer or director might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

        In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE                 TITLE                                    DATE

ss/Harold Curtis         Chief Executive Officer/Director       October 22, 1997
----------------
Harold Curtis           (Principal Executive Officer)

ss/Robert Brink          President                              October 22, 1997
----------------
Robert Brink

ss/Charles D. Whitsitt   Chief Financial Officer                October 22, 1997
----------------------
Charles D. Whitsitt      (Principal Financial Officer and
                          Principal Accounting Officer)

ss/Lincoln E. Whitaker    Director                              October 22, 1997
----------------------
Lincoln E. Whitaker

ss/Randal K. Oberlag      Director                              October 22, 1997
--------------------
Randal K. Oberlag

ss/Leon A. Poag           Director                              October 22, 1997
---------------
Leon A. Poag